Isle of Capri Casinos, Inc. Provides Hurricane Update and Revises Second Quarter Earnings Estimate

BILOXI, Miss., November 3, 2005 /PRNewswire-FirstCall via Comtex/ - Isle of Capri Casino, Inc. on Thursday announced that it expects fiscal second-quarter earnings for the Company to be below the low end of its August 12, 2005 (pre-Katrina) guidance of a $.01 per share loss. Due primarily to the effect on its business of Hurricanes Katrina and Rita, the Company expects to report a second quarter loss of between $.03 and $.07 per share.

The Company does not expect that the effect of the hurricanes will give rise to any debt covenant or liquidity issues.

Hurricane recovery:

The Isle-Biloxi existing casino barge and a planned new barge, which was under construction, were both destroyed by Hurricane Katrina, which struck the Mississippi/Louisiana gulf coast areas on August 29, 2005. The Isle-Biloxi’s hotel has reopened and is primarily housing emergency and relief workers. Subject to receipt of necessary approvals, the Company currently expects to have an interim casino with approximately 1,100 gaming positions opened and operating within the next 90 days.

The Isle-Lake Charles property was closed for 16 days following Hurricane Rita, which struck the area on September 22, 2005. The Isle-Lake Charles sustained moderate damage and was reopened on October 8, 2005.

Subsequent to the end of the 2nd quarter, Pompano Park Harness Track was closed on October 24, 2005 as Hurricane Wilma approached South Florida. The Company is still in the process of estimating the extent of damage to the barns, clubhouse and grandstand structures. The track will remain closed until repairs are completed.

Insurance update:

The Company is in the process of working with its insurers and independent adjusters to reach an agreement on the amount of business interruption payments the Company can expect in addition to its property damage claims. Details about the Company’s insurance coverage and the potential financial impacts are set forth below.

The Company’s property damage insurance coverage covers the replacement cost of damaged/destroyed property after a deductible. The Company’s maximum deductible is equal to 2% of the insured value for each incident. Based on current estimates, the net insurance proceeds are expected to equal or exceed the net book value of the impacted assets.

Isle’s insurance policies provide coverage for interruption to the Company’s operation, including lost profits. The policies also reimburse the Company for other costs and expenses it has incurred relating to the losses and damages suffered by the hurricanes. In these instances the coverage provides for payments after a 24-hour closure.

To date the Company has collected an advance on insurance proceeds of $12.5 million related to Hurricane Katrina. These proceeds have had no income statement impact.

Financial Impact:

At the Isle-Biloxi, the net insurance payments related to property damage are expected to exceed the net book value of the damaged assets. Therefore, the Company will record an impairment charge in the quarter, which will be offset by the expected reimbursement under its insurance policies related to that impairment. To the extent the expected net insurance payments exceed the net book value of the damaged assets, the excess will be recorded as income in the period the amounts are agreed to by the insurance carriers.

At the Isle-Lake Charles, the damage was not as extensive and the net insurance payments related to property damage may not exceed the net book value of the damaged assets. This would require the Company to record an expense for an amount up to the deductible. The Company is still working with the insurers and adjusters to determine the extent of the damage and the expected proceeds. To the extent the expected net insurance payments exceed the net book value of the damaged assets, the excess will be recorded as income in the period the amounts are agreed to by the insurance carriers.

The Company has recognized a receivable for its other costs incurred, net of applicable deductibles, for the amount of the actual costs incurred during the quarter and expected to be reimbursed by the insurance carriers. Recovery of lost profits from business interruption insurance is expected to be recorded when realized.

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Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley, Walsall and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President-561.995.6660
Donn Mitchell, Chief Accounting Officer-228.396.7030
Jill Haynes, Director of Corporate Communication-228.396.7031

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com. Isle of Capri Casinos, Inc.'s home page is http://www.islecorp.com.